Filed Pursuant to Rule 424(b)(3)

File No. 333-36798

CAMBRIDGE HEART, INC.

Prospectus Supplement No. 1 dated December 8, 2004

to the Prospectus dated May 18, 2004

On December 7, 2004, Cambridge Heart, Inc. filed with the Securities and Exchange Commission the attached Current Report on Form 8-K. The attached information supplements and supersedes, in part, the information in the prospectus.

This prospectus supplement no. 1 should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement no. 1.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement no. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2004

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Oak Park Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-271-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2004, the Registrant announced that it has entered into an agreement for the sale of $5.0 million of the Registrant’s Series B Convertible Preferred Stock to selected new and current institutional and other private investors. The Registrant intends to use the proceeds of the financing to fund its ongoing operations.

Under the terms of the financing, the Registrant issued and sold 5,000 shares of its Series B Preferred Stock at a purchase price of $1,000 per share (the “Purchase Price”), or a total of $5.0 million. Each share of Series B Preferred Stock is convertible into a number of shares of Common Stock equal to $1,000 divided by the conversion price of the Series B Preferred Stock, which is initially $0.45. Each share of Series B Preferred Stock is currently convertible into approximately 2,222 shares of Common Stock. The total number of shares of Common Stock initially issuable upon conversion of the 5,000 shares of Series B Preferred Stock issued and sold in the financing is approximately 11,111,111.

The Registrant also issued to the investors warrants exercisable for a total of 2,500 shares of Series B Preferred Stock. The warrants expire on December 6, 2009. The exercise price of these warrants is $1,100 per share of Series B Preferred Stock.

The conversion price of the Series B Preferred Stock is subject to adjustment in certain circumstances. If the Registrant issues shares of Common Stock at a purchase price below the conversion price of the Series B Preferred Stock, the conversion price of the Series B Preferred Stock will be adjusted to equal such purchase price. In the event of a liquidation of the Registrant, the holders of Series B Preferred Stock are entitled to receive an amount equal to the Purchase Price before the payment of any amount to the holders of Common Stock but subsequent to the payment of amounts due to the holders of Series A Convertible Preferred Stock.

The Registrant has agreed to file with the Securities and Exchange Commission a registration statement registering all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of all of the warrants.

The foregoing summary description of the terms of the securities issued by the Registrant is qualified in its entirety by reference to the definitive transaction documents, which are attached as exhibits to this Current Report on Form 8-K.

On connection with the transaction described above, the Registrant also issued to the placement agent for the transaction a warrant exercisable for a total of 953,333 shares of Common Stock. The warrant expires on December 6, 2009. The exercise price of the warrant is $.495 per share of Common Stock.

This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Registrant’s current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described under “Factors Which May Affect Future Results” in the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2003 on file with the Commission and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The securities described in Item 1.01 of this Current Report on Form 8-K were sold by the Registrant without registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the

Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. See Item 1.01 of this Current Report on Form 8-K for further information regarding the terms of the securities sold by the Registrant.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the transaction described in Item 1.01 and 3.02 of this Current Report on Form 8-K, on December 6, 2004, the Registrant filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) establishing the rights, preferences, restrictions and other matters relating to the Series B Preferred Stock. A copy of the Certificate of Designation is attached hereto as Exhibit 3.5. The terms of the Certificate of Designation are more fully described in Item 1.01 above.

Item 8.01. Other Events.

Pursuant to Rule 135c of the Securities Act of 1933, as amended, the full text of a press release issued by the Registrant on December 6, 2004 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

3.1 Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibits to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-04879).

3.2 Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, dated as of May 31, 2001, is incorporated herein by reference to Exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-20991).

3.3 Certificate of Designations of the Preferred Stock of the Registrant to be Designated Series A Convertible Preferred Stock, dated as of May 12, 2003 is incorporated herein by reference to Exhibits to the Registrant’s Current Report on Form 8-K dated May 13, 2003 (File No. 0-20991).

3.4 Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, dated as of June 16, 2003, is incorporated herein by reference to Exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-20991).

3.5 Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Registrant, dated as of December 6, 2004.

10.1 Securities Purchase Agreement, dated as of December 6, 2004, by and among the Registrant and the signatories thereto.

10.2 Registration Rights Agreement, dated as of December 6, 2004, by and among the Registrant and the signatories thereto.

10.3 Form of Warrant to purchase shares of Series B Preferred Convertible Stock of the Registrant issued on December 6, 2004 in connection with the sale of the Series B Convertible Preferred Stock.

99.1 Press Release dated December 7, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: December 6, 2004	By:	David A. Chazanovitz
President and Chief Executive Officer